Exhibit 99.1

For further information, contact:

Dr. Robert B. Harris

President/CEO, CBI

Phone: 800 735 9224

Fax: 804 648 2641

Commonwealth Biotechnologies, Inc. Announces Contract Signings

Adds to Bio Defense and Vaccine Development Activities

RICHMOND, VA (November 14, 2005) - Commonwealth Biotechnologies, Inc. (NASDAQ Capital Market: CBTE), today reported receipt of new contract awards totaling nearly $2.0 million with two different government related agencies. The new contracts add to CBI’s expanding contract base in bio-defense and vaccine development support activities. Coming on the heels of a record revenue quarter for CBI and one in which $1.5 million in new contract work was announced just three weeks ago, these new contracts are more evidence of CBI’s growing market share in these two key growth areas. Work on both contracts has already begun and will continue throughout 2006 and into 2007. Revenues from these new contracts are expected to be realized in the fourth quarter of 2005.

“This work substantially increases CBI’s activities in two key core areas, bio-defense and vaccine development support “ explained Robert B. Harris, President and CEO, CBI. “The larger contract, valued at about $1.1 million, is for production, analysis, and characterization of particular select agent toxins. CBI will likely take on new staff to meet the demands of this contract, which will be on-going while we are also engaged in other large-scale production contracts. Award of this contract is recognition of CBI’s multi-disciplinary approach to solving complex problems.”

According to Thomas R. Reynolds, Executive Vice President for Science and Technology, “The second new contract award is for production and qualification of critical reagents needed in support of select agent vaccine development. Work on this contract will, of necessity, be done primarily in CBI’s newly expanded BSL3 virology suite, and its award serves to help validate Management’s goal of expanding its vaccine development programs.”

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Commonwealth Biotechnologies, Inc. is a solutions provider to the global biotechnology industry, academic institutions, government agencies, and pharmaceutical companies. It offers broad ranging expertise and a complete array of the most current analytical and synthetic chemistries and biophysical analysis technologies, many of which are not available from other commercial sources. CBI has crafted a stimulating, open environment where scientists collaborate among themselves and with our clients, take on interesting challenges and develop creative solutions. Through its FIL division, CBI offers comprehensive genetic identity testing, including paternity, forensic, and CODIS analyses. CBI is accredited by the American Association of Blood Banks, CLIA, and the National Forensic Science Technology Council, and operates fully accredited BSL-3 laboratory. For more information, visit CBI on the web at www.cbi-biotech.com and visit FIL at www.fairfaxidlab.com.

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Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in the Company’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. No statement herein should be considered an offer of any securities. Readers are cautioned not to place undo reliance on these forward-looking statements, which speak only as the date hereof. Specifically, there can be no guarantee that:

•	CBI will continue to obtain new contracts at historical rates;

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•	CBI will be able to locate new employees necessary to complete the contracts reference herein;

•	CBI will receive all fees anticipated under the contracts referenced herein;

•	CBI will recognize all revenues attributable to uncompleted projects; or

•	CBI’s customers will not terminate their contracts prior to their completion.

A number of factors, including customer demand, industry trends, armed conflict, and terrorist activities could alter these trends referenced herein. CBI undertakes no obligation to publicly release the results of any revisions to these forward looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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